EXHIBIT 99.2

MICRO THERAPEUTICS COMPLETES ACQUISITION OF DENDRON GmbH

Irvine, Calif. and Bochum, Germany—October 4, 2002—Micro Therapeutics, Inc. (MTI) (Nasdaq:MTIX) today announced it has completed the acquisition of Dendron GmbH, a privately held, German-based developer and manufacturer of neurovascular focused products such as embolic coils for the treatment of brain aneurysms. Under the terms of the agreement, MTI will make payments totaling approximately $25 million, subject to a post-closing audit, plus additional payments of up to $15 million contingent upon achieving certain revenue targets for Dendron’s products.

“This is a pivotal day for MTI as the Dendron product line significantly advances our strategy of leveraging our growing worldwide marketing and distribution network and providing an even broader range of minimally invasive devices for the treatment of neurovascular disorders,” said James Corbett, MTI’s Chairman. “With Dendron’s state-of-the-art detachable coils coupled with our Onyx and neuro access device product lines, we believe we are building the critical mass necessary to make MTI the source to turn to for a wide array of treatment options for brain aneurysms.”

Dendron’s product lines include a broad array of detachable coils, all of which have obtained CE Mark approval for sale in Europe. Its newest product, the Variable Detachable System (VDS), provides for coil deployment in what both MTI and Dendron believe is a more efficient fashion than current systems on the market today. MTI said that Dendron’s products will be marketed in Europe, Japan and other international markets through MTI’s distribution partner, ev3 International. MTI intends to submit Dendron’s products for 510(k) market clearances with the U.S. Food and Drug Administration, however, no assurance can be given that such clearances will be obtained. With such clearances, MTI intends to subsequently distribute Dendron’s products in the U.S. through MTI’s direct sales force, which currently distributes MTI’s full line of neurovascular access and delivery products.

To support the anticipated short-term working capital needs of the combined operations, MTI obtained a commitment from Micro Investment LLC, whose principal investors are a fund managed by Warburg Pincus LLC, and The Vertical Group, to lead a $30 million private placement of common stock in two stages. The first stage of the private placement was completed on September 30, 2002, in which MTI issued approximately 4.1 million shares, resulting in proceeds of nearly $8.5 million. MTI expects to complete the second stage of the offering, proceeds from which will be approximately $21.5 million, upon approval of stockholders as required under Nasdaq and other corporate regulatory rules. The company expects to hold a special stockholders meeting in November 2002, for the purpose of obtaining such approval.

This announcement is not an offer to sell such securities and has been made by MTI, without a selling agent, to a very limited group of investors. Such shares have not been registered under the Securities Act of 1933 and until so registered may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration.

About Micro Therapeutics, Inc.

Micro Therapeutics develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. MTI’s flagship product, Onyx®, has been developed for use in the treatment of cerebral vascular conditions that, if left untreated, can lead to stroke. Onyx currently is sold throughout Europe and is in pivotal clinical trials in the United States. MTI markets more than 130 medical devices and micro catheter products serving the neurovascular and peripheral vascular markets.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited, to, in no particular order: the ability to efficiently integrate the operations of Dendron GmbH into those of Micro Therapeutics, Inc. subsequent to completion of the transaction, effectiveness and pace of current and future product development, success of clinical testing, product demand and market acceptance, the impact of competitive products and pricing, and regulatory approval. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.’s operating and financial results are described in the company’s Forms 10-QSB, 10-KSB and other reports, filed or to be filed with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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